UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  May 20, 2008

CONSOLIDATION SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation)	333-142105 (Commission File Number)	20-8317863 (IRS Employer Identification No.)

2756 N. Green Valley Parkway, Suite 225

Henderson, NV 89014

(Address of principal executive offices)

Registrant’s telephone number, including area code  (702) 614-5333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively, the “Filings”) contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management, as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward-looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although Registrant believes that the expectations reflected in the forward-looking statements are reasonable, Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with Registrant’s pro forma financial statements and the related notes filed herein.

Unless otherwise indicated or the context otherwise requires, all references below in this Current Report on Form 8-K to “we,” “us,” “our,” “Registrant,” “CSI” and the “Company” refer to Consolidation Services, Inc., a Delaware corporation and/or its wholly-owned subsidiary Vector Energy Services, Inc.  All references below in this Current Report on Form 8-K to “Buckhorn”, “it”, or “its” refers to Buckhorn Resources, LLC.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

The Acquisition of Buckhorn Resources LLC

On May 20, 2008, the Company completed (the “Closing”) the acquisition of a fifty (50%) percent equity ownership interest in Buckhorn Resources LLC (“Buckhorn”), a Kentucky limited liability company, pursuant to that certain Property Agreement, dated March 27, 2008, between the Company and Billy David Altizer, Pat E. Mitchell, Howard Prevette, William Dale Harris (collectively, the “Sellers”) and Buckhorn, which appears as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on March 31, 2008.  Other than in respect to this transaction, the Company did not have any material relationship with the parties to the Property Agreement.

As of June 1, 2008, the Company acquired all of the capital stock of Vector Energy Services, Inc. (“Vector”), a Delaware corporation without any significant assets, from its Chief Financial Officer, John Francis.  The Company intends to conduct its energy resource business through Vector as a wholly-owned subsidiary upon transfer of various assets and agreements from CSI to Vector.  References in this report to CSI do not take into account the transfer of assets to Vector.

Buckhorn owns approximately 10,000 acres of land in Eastern Kentucky, including all rights to coal on the property, except for a $.30 per ton coal right retained by an unaffiliated third party who is the former owner of the property.  CSI can use the surface rights on the first 5,200 acres, for which a higher value use has not been identified, at no additional charge for its proposed grass fed grazing/organic farming operations.  As additional acres become available for organic use by CSI, CSI shall have the right of first refusal on any offer made for agricultural use of the surface acres, unless or until a higher value use is determined.

The total consideration for this acquisition was $4,200,000, consisting of: (i) $2,100,000 in cash or installment payments, whereby $550,000 was paid by the Company in cash at the Closing and $1,550,000 remains payable by the Company in installments over the next twelve months (a total of $600,000 of the cash consideration component will be used to fund development activities on the property, such as obtaining coal-mining permits); and (ii) an aggregate of 1,093,750 shares of the Company’s restricted common stock, valued at $1.92 per share, or $2,100,000 in the aggregate.  The shares are subject to a lock-up/leak-out agreement permitting aggregate weekly sales of up to 21,034 shares commencing on April 1, 2009. CSI will guarantee payment of the $2,100,000 value of the shares as long as the shares are sold in accordance with the terms of the lock-up.  Any proceeds from the sale of such common stock in excess of $4.80 per share (the “Surplus” as defined in the Property Agreement) shall be paid to CSI.  The information is provided herein about the business and securities of the post-Closing combined company reflecting consummation of the acquisition of Buckhorn (the “Buckhorn Transaction”).

Business of Buckhorn Resources LLC

Buckhorn is a Kentucky limited liability company that was formed in the State of Kentucky on October 13, 2004.  Buckhorn’s main business strategy is to engage in the ownership of properties possessing natural and energy resources, as well as non-coal real estate development.  Buckhorn currently owns about 10,000 acres of land in Eastern Kentucky as set forth in the Deeds filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K (the “Buckhorn Property”).  Although Buckhorn anticipates that most of its revenue will come from coal, Buckhorn will work with CSI to develop other sources of income on the Buckhorn Property, including those with respect to timber and non-coal real estate development.  CSI will independently use the land for its proposed organic farming after reclamation.

Buckhorn’s primary assets are its coal bearing properties in Eastern Kentucky.  Buckhorn will not operate any mines.  Instead, Buckhorn plans to enter into long-term leases with experienced, third-party coal mine operators and coal producers for the right to mine coal reserves on its properties in exchange for royalty payments.  Buckhorn expects its lessees to pay royalties based on the higher of a percentage of the gross sales price or a fixed price per ton of coal sold, with pre-established minimum annual tonnage requirements.  Because Buckhorn will not mine the coal, it expects to have relatively small operating expenses and capital expenditure requirements, as compared to mining companies.  Therefore, Buckhorn’s coal royalty business is expected to have relatively high margins.  Buckhorn will also contractually limit its exposure to liabilities asserted with the operation of coal mines, including site or environmental reclamation costs.

Buckhorn’s revenues and profitability will be largely dependent on the production of coal from reserves on its properties by proposed lessees.  Buckhorn’s coal royalty revenues will vary depending on the coal prices realized by its lessees, subject to specified minimum fixed rates per ton.  Buckhorn estimates that its proposed lessees will sell more than 80% of the coal they produce to customers pursuant to contracts with negotiated prices and terms of one year or more.  They will sell the remaining portion of the coal they produce on the spot market.  Therefore, Buckhorn’s coal royalty revenues are expected to be affected by changes in coal prices and its lessees' long-term supply contracts and, to a lesser extent, by fluctuations in the spot market prices for coal. A number of factors affect the prevailing price for coal, including demand, the price and availability of alternative fuels, overall economic conditions and governmental regulations.

Buckhorn does not have the rights to the oil, gas and minerals underlying the Buckhorn Property; however, pursuant to the Option Oil, Gas and Mineral Agreement (the “Option Agreement”) with Eastern Kentucky Land Corporation, a Kentucky corporation (“EK”), CSI has the ability to acquire all right, title and interest in the oil, gas and other minerals under the Buckhorn Property, except for the $.30 per ton coal rights retained by EK, as more fully described below and in the Company’s Current Report on Form 8-K, filed with the Commission on April 2, 2008.

Following the proposed reclamation of lands after the utilization of its natural resources, Buckhorn plans to be included in CSI’s organic certification and farming operations on the Buckhorn Property.

In addition, there are approximately 23 miles of riverfront property that Buckhorn may use for residential real estate development if such use proves to be more advantageous than organic foodservice-related uses. In addition to coal, timber is a valuable natural resource that is available on the Buckhorn Property, which has commercial uses such as hardwood lumber, sawdust and woodchips, among other things.

Competitive Business Conditions

The coal industry is highly competitive. Buckhorn’s main competition is with other companies that manage and own coal bearing properties and lease acreage in such properties to coal mine operators and coal producers.  The most important factors on which Buckhorn competes are price, coal quality and characteristics, proximity to transportation, royalty rates, and the reliability of supply. Demand for coal and the prices that we will be able to obtain for our coal are closely linked to coal consumption patterns of the domestic electric generation industry and international consumers. These coal consumption patterns are influenced by factors beyond our control, including demand for electricity, which is significantly dependent upon economic activity and summer and winter temperatures in the United States, government regulation, technological developments and the location, availability, quality and price of competing sources of fuel such as natural gas, oil and nuclear, and alternative energy sources such as hydroelectric power.

Steam coal prices remained relatively flat through most of the mid-to-late 1990s. When long-term contracts for many producers began to expire in 2000 and beyond, new contracts were entered into reflecting then-current market demand and operating conditions. Coal prices increased significantly between 2000 and 2006, especially in the eastern regions of the United States. During 2006, mild weather conditions across the United States led to reduced electricity demand and higher coal inventory levels, resulting in a decline in spot steam coal prices.  In 2007, the pricing environment for coal, eastern U.S. coal in particular, became extremely favorable as production remained low while demand increased. This momentum in the eastern U.S. coal markets has only increased in 2008.  The coal sector, both globally and in the United States, has recently benefited from favorable market fundamentals. Currently, the global supply and demand balance for coal, as well as the overall increase in prices for commodities, such as natural gas and crude oil, has created a strong price environment for coal. Coal prices in certain regions, such as Central and Northern Appalachia, are at the highest levels experienced in the past decade.  Specifically, coal mined from Central Appalachia has increased in price from approximately $55 per short ton (as opposed to metric ton) in December 2007 to $108.25 per short ton according to the Energy Information Administration’s Coal News and Markets Data for May 30, 2008, which was released on June 2, 2008 and is available at http://www.eia.doe.gov/cneaf/coal/page/coalnews/coalmar.html.

Buckhorn’s sole asset is the land and the natural resources available under the Buckhorn Property. Buckhorn, however, lacks the proper facilities, infrastructure and equipment to extract such natural resources, so third party developers and/or mining operators need to be utilized for such purposes.  Buckhorn, in conjunction with selected coal mining operators, shall prepare and submit or cause to be prepared and submitted the documents required by regulatory agencies responsible for coal mining and reclamation of the Buckhorn Property.  Such documents include, but are not necessarily limited, to the following: surface coal mining permit applications, including mining and reclamation operation plans; mine license applications; applicable Division of Water permit applications; applicable permit applications required by the U.S. Army Corps. of Engineers; and mining plans required by the U.S. Mine Safety and Health Administration.  The mining and reclamation plan will be structured to provide for and enhance long term organic farming, with particular attention directed to cattle farming. One of the primary concerns for mine and reclamation planning will be an economic balance between mining and organic farming.  A primary consideration for the coal mine recovery plan will be to maximize the area available for cattle farming at any given time during the mining operation, to the extent practical.

Buckhorn anticipates mining activities and receipt of royalties to commence in calendar year 2008.  Buckhorn management believes based on their knowledge of the industry, that royalty rates are typically ten percent or approximately $10 per ton based on current prices for this quality of coal.  Through its 50% ownership of Buckhorn, CSI will keep 50% of all royalties received by Buckhorn.

Marketing/Distribution

Buckhorn intends to enter into leases with various coal mining operators who will mine coal from the Buckhorn Property and market and distribute such coal in raw form to smaller electric utilities, industrial companies, and/or coal resellers.  Buckhorn’s marketing and sales efforts will be performed by its managing member(s), consultants and  independent coal brokers.  Buckhorn’s sales efforts primarily  are  focused on contacting the maximum number of coal mining companies to enhance bidding to mine coal underlying its properties. Buckhorn’s properties are located near some of the major coal hauling railroads that serve Central Appalachia, which it anticipates its lessees utilizing as their main distribution channels.  Buckhorn believes that the geographic location of Buckhorn’s properties will give lessees a transportation cost advantage, particularly with respect to coal produced in the western states, which would improve their competitive position and Buckhorn’s corresponding coal royalty revenues.

Government Approvals and Regulation

The coal mine operators Buckhorn intends to enter into leases with on its properties are obligated to conduct mining operations in compliance with all applicable federal, state and local laws and regulations.  To the extent permissible under applicable law, Buckhorn’s lessees will bear all costs and responsibilities for the item/expenditure as such lessees routinely do in all their coal mining operations.  The proposed coal mining operations on Buckhorn’s properties may subject its lessees to extensive federal, state and local regulations with respect to matters such as: employee health and safety; permitting and licensing requirements; air quality standards; water quality standards; plant, wildlife and wetland protection; blasting operations; the management and disposal of hazardous and non-hazardous materials generated by mining operations; the storage of petroleum products and other hazardous substances; reclamation and restoration of properties after mining operations are completed; discharge of materials into the environment, including air emissions and wastewater discharge; surface subsidence from underground mining; and the effects of mining operations on groundwater quality and availability.

Numerous governmental permits and approvals are required to commence coal mining operations. Regulatory authorities exercise considerable discretion in the timing and scope of permit issuance. Requirements imposed by these authorities may be costly and time consuming and may result in delays in the commencement or continuation of exploration or production operations. In addition, Buckhorn and/or its lessees may be required to prepare and present to federal, state and local authorities data pertaining to the effect or impact that proposed exploration for or production of coal might have on the environment. Further, the public may comment on and otherwise engage in the permitting process, including through intervention in the courts. Accordingly, the permits Buckhorn and/or its lessees need may not be issued, or, if issued, may not be issued in a timely fashion, or may involve requirements that restrict its or its lessees ability to conduct mining operations or to do so profitably.  Buckhorn will bear the cost of obtaining the permits, however, selected coal mining operators will reimburse Buckhorn for those expenses.  Under some circumstances, substantial fines and penalties, including revocation of mining permits, may be imposed under the laws described herein. Monetary sanctions and, in severe circumstances, criminal sanctions may be imposed for failure to comply with these laws. Regulations also provide that a mining permit can be refused or revoked if the permit applicant or permittee owns or controls, directly or indirectly through other entities, mining operations which have outstanding environmental violations.

Buckhorn will seek to have each of its lessees be contractually obligated under its leases to post a reclamation bond and, except as discussed above with respect to costs relating to permits, Buckhorn does not anticipate accruing costs because it anticipates that its lessees shall be contractually liable for all costs relating to their mining operations, to the extent permissible by law. As such, Buckhorn does not currently expect that future compliance will have a material adverse effect on its operations.  However, because of extensive and comprehensive regulatory requirements, violations during mining operations are not unusual in the industry and, notwithstanding compliance efforts, we do not believe violations by our lessees can be eliminated completely.  While it is not possible to quantify the costs of compliance by Buckhorn’s lessees with all applicable federal and state laws, those costs are expected to be significant. Although Buckhorn’s lessees typically accrue adequate amounts to cover these costs, their future operating results would be adversely affected if they later determined these accruals to be insufficient. Compliance with government regulation and laws has substantially increased the cost of coal mining for lessees, such as those Buckhorn intends to contract with, as well as other domestic coal producers.

The Surface Mining Control and Reclamation Act of 1977, or SMCRA, which is administered by the U.S. Office of Surface Mining Reclamation and Enforcement, or OSM, establishes mining, environmental protection and reclamation standards for all aspects of U.S. surface mining. The State of Kentucky has primacy over surface coal mining operations. That means that the state program has been patterned after the federal program and has been approved by OSM. Mine operators must obtain SMCRA permits and permit renewals for mining operations from the state regulatory agency.

SMCRA permit provisions include requirements for coal prospecting; mine plan development; topsoil removal, storage and replacement; selective handling of overburden materials; mine pit backfilling and grading; protection of the hydrologic balance; subsidence control for underground mines; surface drainage control; mine drainage and mine discharge control and treatment; and re-vegetation.

The coal mining permit application process is initiated by collecting baseline data to adequately characterize the pre-mine environmental condition of the permit area.   Once a permit application is prepared and submitted to the regulatory agency, it goes through a completeness and technical review. Public notice of the proposed permit is given for a comment period before a permit can be issued. Some SMCRA mine permits take over a year to prepare, depending on the size and complexity of the mine and often take six months to two years to be issued. Regulatory authorities have considerable discretion in the timing of the permit issuance and the public has the right to comment on and otherwise engage in the permitting process, including public hearings and through intervention in the courts.

Before a SMCRA permit is issued, a mine operator must submit a bond or other form of financial security to guarantee the performance of reclamation obligations.  This bonding/permitting process is expected to serve Buckhorn well, as this insures that the mine operator will reclaim the land as specified in the permit for CSI’s organic production activities.

The Abandoned Mine Land Fund, which is part of SMCRA, requires a fee on all coal produced in the U.S. The proceeds are used to rehabilitate lands mined and left unreclaimed prior to August 3, 1977, and to pay health care benefit costs of orphan beneficiaries of the “combined fund.”

SMCRA requires compliance with many other major environmental programs. These programs include the Clean Air Act; Clean Water Act; Resource Conservation and Recovery Act, or RCRA; and Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, commonly known as Superfund. Besides OSM, other Federal regulatory agencies are involved in monitoring or permitting specific aspects of mining operations. The U.S. Environmental Protection Agency, or EPA, is the lead agency for States or Tribes with no authorized programs under the Clean Water Act, RCRA and CERCLA. The U.S. Army Corps of Engineers regulates activities affecting navigable waters and the U.S. Bureau of Alcohol, Tobacco and Firearms regulates the use of explosive blasting.

In addition to regular property taxes, Kentucky's Revenue Cabinet assesses Buckhorn’s coal property each year.  Buckhorn’s lessees may be in disagreement as to the value they place on our reserves. If informal discussions do not settle the disagreement, the lessees must file a formal protest, which is a more formal process seeking a compromise. Failure to compromise results in an appeal to the Kentucky Board of Tax Appeals. The decision of the board can be appealed to the relevant Circuit Court and on through the appellate process. Complying with existing regulations for filing unmined coal returns is very expensive and time consuming. The coal owner is required to map and list all mineable coal on his tax return. If the owner believes a boundary of coal is not mineable, but the Revenue Cabinet believes it is, the Revenue Cabinet will take the position that the coal was "omitted", and assess a penalty along with interest. The Revenue Cabinet may also consider a boundary as "omitted" if the owner lists it but at nominal value.  Buckhorn may have ongoing negotiations and litigation with the Revenue Cabinet over its assessments and returns.  However, Buckhorn plans for its coal leases to require that the lessee reimburse Buckhorn for all unmined mineral taxes paid on coal they have leased.

At the present time, Buckhorn does not believe there are any matters that would materially hinder its ability to acquire mining permits.

Environmental Laws

The recent trend in environmental legislation and regulation generally is toward stricter standards, and this trend is expected to continue. These laws and regulations may require the acquisition of a permit or other authorization before construction, mining or drilling commences and for certain other activities; limit or prohibit construction, mining, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from our operations. The permits required for such mining and drilling operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, penalties or injunctions.  These obligations and responsibilities are those of the coal mining operators to whom Buckhorn will lease its properties.

Buckhorn and its lessees will be subject to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), also known as the "Superfund" law, and similar state laws that impose liability on certain classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment without regard to fault or the legality of the original conduct. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources.  As the owner of the land upon which mining and other energy-related operations are anticipated to take place Buckhorn may be held strictly liable as a responsible party under CERCLA, along with any of its lessees.  Furthermore, neighboring landowners and other third parties may file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

Buckhorn’s lessees will be subject to the Federal Clean Water Act and corresponding state laws which affect coal mining operations by imposing restrictions on discharges into regulated waters. Permits requiring regular monitoring and compliance with effluent limitations and reporting requirements govern the discharge of pollutants into regulated waters. New requirements under the Federal Clean Water Act and corresponding state laws could cause Buckhorn’s lessees mining operators to incur significant additional costs that adversely affect our future operating results.

Buckhorn’s lessees will be subject to the Federal black lung laws promulgated by the United States Department of Labor in connection with the lessees’ proposed coal mining operations as well as be affected by the Clean Air Act and similar state and local laws, which extensively regulate the amount of sulfur dioxide, particulate matter, nitrogen oxides, mercury and other compounds emitted into the air from electric power plants, which are the largest end-users of most coal producers.

Buckhorn’s lessees will be subject to Resource Conservation and Recovery Act (“RCRA”).  RCRA, which was enacted in 1976, affects U.S. coal mining operations by establishing “cradle to grave” requirements for the treatment, storage and disposal of hazardous wastes. Typically, the only hazardous materials found on a mine site are those contained in products used in vehicles and for machinery maintenance. Coal mine wastes, such as overburden and coal cleaning wastes, are not considered hazardous waste materials under RCRA, however, this may not be the case in connection with any oil and natural gas resources underlying the Buckhorn Property.  In May 2000, the EPA concluded that coal combustion materials do not warrant regulation as hazardous under RCRA. The EPA is retaining the hazardous waste exemption for these materials. The EPA is evaluating national non-hazardous waste guidelines for coal combustion materials placed at a mine. National guidelines for mine-fills may affect the cost of ash placement at mines.

Buckhorn’s lessees may be affected by a regional haze program originally developed in 1999 by the U.S. Environmental Protection Agency (the “EPA”) to improve visibility in national parks and wilderness areas. In June 2005, the EPA announced final amendments to its regional haze program. As part of the new rules, affected states must develop implementation plans within the 2003-2008 timeframe that, among other things, identify facilities that will have to reduce emissions and comply with stricter emission limitations. This program may restrict construction of new coal-fired power plants where emissions are projected to reduce visibility in protected areas. In addition, this program may require certain existing coal-fired power plants to install emissions control equipment to reduce haze-causing emissions such as sulfur dioxide, nitrogen oxide, and particulate matter. Demand for coal mined by our prospective lessees could be affected when these new standards are implemented by the applicable states.

The Kyoto Protocol to the United Nations Framework Convention on Climate Change calls for developed nations to reduce their emissions of greenhouse gases to five percent below 1990 levels by 2012. Carbon dioxide, which is a major byproduct of the combustion of coal and other fossil fuels, is subject to the Kyoto Protocol. The Kyoto Protocol went into effect on February 16, 2005 for those nations that ratified the treaty.  In 2001, the United States withdrew its support for the Kyoto Protocol. There has been increasing international pressure on the United States to adopt mandatory restrictions on carbon dioxide emissions and the U.S. Congress is actively considering legislation to reduce emissions of greenhouse gases. By comparison, many states and regional organizations have already taken legal measures to reduce emissions of greenhouse gases, primarily through the planned development of regional greenhouse gas cap and trade programs.

Buckhorn’s lessees may be affected by the Federal Endangered Species Act and counterpart state legislation that protects species threatened with possible extinction. Protection of endangered species may have the effect of prohibiting or delaying Buckhorn and/or its lessees from obtaining mining permits and may include restrictions on timber harvesting, road building and other mining or forestry activities in areas containing the affected species. A number of species indigenous to Central Appalachia are protected under the Endangered Species Act.  Buckhorn does not believe there are any species protected under the Endangered Species Act that would materially and adversely affect its lessees' ability to mine coal from our properties in accordance with current mining plans or our ability to sell timber growing on our properties for harvest. Additional species on Buckhorn’s properties may receive protected status under the Endangered Species Act and additional currently protected species may be discovered within its properties.

Mine Health and Safety Laws. Stringent safety and health standards have been imposed by federal legislation since the adoption of the Mine Health and Safety Act of 1969. The Mine Health and Safety Act of 1969 resulted in increased operating costs and reduced productivity. The Mine Safety and Health Act of 1977, which significantly expanded the enforcement of health and safety standards of the Mine Health and Safety Act of 1969, imposes comprehensive safety and health standards on all mining operations. In addition, as part of the Mine Health and Safety Acts of 1969 and 1977, the Black Lung Acts require payments of benefits by all businesses conducting current mining operations to coal miners with black lung and to some survivors of a miner who dies from this disease.

By Executive Order dated September 21, 2001, Kentucky's Governor Patton established a moratorium on permits for non-coal mining operations and the review of permits and laws regarding oil and gas wells in the Pine Mountain area.  The stated purpose of the order is to protect the environment and scenic landscape along the Pine Mountain Trail.  Viewscape or viewshed is now being recognized as a factor to be considered in Lands Unsuitable Petitions. However, legislation adopted in March 2002 establishing the Pine Mountain Trail as a park includes specific findings that the park boundaries are adequate to protect the trail and that use of lands outside the boundary of the park will not be restricted because those lands may be viewed from the park. If this legislation was challenged and a lands unsuitable for mining petition seeking denial of mining permits where mining would be within the view from the park were successful, it could have a material impact on our business, financial condition or results of operations, as the view from the top of Pine Mountain extends through the counties of Harlan, Leslie, Letcher and Perry.

The Kentuckians for the Commonwealth filed a lawsuit on August 21, 2001 in a federal district court in Charleston, West Virginia, Kentuckians for the Commonwealth v. Rivenburgh, related to valley fills in streams of Martin County, Kentucky. Plaintiffs alleged that the U.S. Corps of Engineers ("Corps") violated the Clean Water Act and the National Environmental Policy Act. Specifically, the lawsuit claims that the Corps of Engineers has no authority under the Clean Water Act to issue permits allowing valley fills in streams. In the alternative, plaintiffs claimed that:

•

the Corps violated the Clean Water Act by issuing Nationwide Clean Water Act Section 404 dredge and fill permits for valley fills rather than site specific permits;

•

the Corps violated the National Environmental Policy Act by approving these permits without preparing an environmental impact statement;

•

the Corps may not issue these permits without analyzing measures required by the Clean Water Act to avoid and minimize impact on streams; and

•

the Corps cannot authorize disposal without waiting for the U.S. EPA to complete proceedings under the Clean Water Act to veto the proposed permit.

The plaintiffs sought an injunction prohibiting the Corps from issuing any new permits allowing valley fills in streams or, in the alternative, requiring revocation of the specific permits subject to this litigation. On May 8, 2002, the court granted the injunction requested by the plaintiffs.

On January 29, 2003 the Fourth Circuit reversed this injunction which prohibited the Army Corp of Engineers from issuing new Section 404 permits for the deposit of mountaintop debris in valley fills, indicating that issuance of permits did not violate the Clean Water Act.

The Corps are authorized to issue general "nationwide" permits for specific categories of activities that are similar in nature and that are determined to have minimal adverse environmental effects. Nationwide Permit 21 authorizes the disposal of dredged or fill material from surface coal mining activities into the waters of the United States. A July 2004 decision by the U.S. District Court for the Southern District of West Virginia in Ohio Valley Environmental Coalition v. Bulen enjoined the Huntington District of the Corps from issuing further permits pursuant to Nationwide Permit 21. While this decision was vacated by the U.S. Court of Appeals for the Fourth Circuit in November 2005, it has been remanded to the District Court for the Southern District of West Virginia for further proceedings consistent with the appellate court’s opinion.  Buckhorn and/or its lessees may utilize Nationwide Permit 21 authorizations in the future, and this and other court cases have created uncertainty regarding our ability to utilize this form of permit in the future for the disposal of dredged or fill material.

Plaintiff environmental groups have also recently challenged the Corps' decision to issue individual Clean Water Act or “CWA” Section 404 permits for certain surface coal mining activities. On March 23, 2007, in the case Ohio Valley Environmental Coalition v. U.S. Army Corps of Engineers, the U.S. District Court for the Southern District of West Virginia rescinded permits authorizing the construction of valley fills at a number of separate surface coal mining operations, finding that the Corps had issued the permits arbitrarily and capriciously in violation of the National Environmental Policy Act and the CWA. On June 19, 2007, the District Court issued a declaratory judgment indicating that the mining companies in the case were also required to obtain separate CWA Section 402 permit authorizations for discharges into the stream segments located between the toes of their valley fills and their respective sediment pond embankments against the construction of valley fills. In December 2007, plaintiff environmental groups brought a similar suit against the issuance of a different surface coal mine permit in the U.S. District Court for the Eastern District of Kentucky, alleging identical violations. The Corps has voluntarily suspended its permit in that case for agency re-evaluation. Although permits for our mining operations are not presently affected by either case, it is possible that we may be unable to obtain or may experience delays in securing, utilizing or renewing CWA Section 404 individual permits for surface mining operations due to agency or court decisions stemming from these cases.

Buckhorn’s lessees may use explosives in connection with their surface mining activities. The Federal Safe Explosives Act ("SEA"), applies to all users of explosives. Knowing or willful violations of the SEA may result in fines, imprisonment, or both. In addition, violations of SEA may result in revocation of user permits and seizure or forfeiture of explosive materials.

Other Environmental Laws Affecting Lessees. Buckhorn’s lessees will be required to comply with numerous other federal, state and local environmental laws in addition to those previously discussed. These additional laws include, for example, the Resource Conservation and Recovery Act, the Safe Drinking Water Act, the Toxic Substance Control Act, and the Emergency Planning and Community Right-to-Know Act.

Research and Development

Our business plan is focused on a strategy for maximizing the short-term mining and development of our coal, oil and natural gas resources underlying the Buckhorn Property.  For the fiscal years ended December 31, 2007 and 2006, Buckhorn incurred $44,094 and $51,198, respectively, in professional fees.  These expenses are comprised of legal fees and other fees and expenses incurred in maintaining Buckhorn’s land holdings.  Included in these amounts were $17,284 and $37,760 paid or accrued to A&L Surveying, LLC owned by David Altizer, the Managing Member and General Manager of Buckhorn, for surveying the Buckhorn Property.  To date, the execution of our business plan has largely focused on securing the rights to such coal resources and the evaluation of acquired data.  At this stage, based on the information we have gathered, we are moving forward with our coal mining development plan and in connection with the Buckhorn Transaction, CSI will fund Buckhorn directly with a capital contribution of $600,000 to facilitate the development of mining and coal development operations on the Buckhorn Property.

Employees

Buckhorn does not have any employees and relies on the services of its managing member, in connection with operational and related matters, as well as third party service providers, with respect to the development of coal and other natural resources underlying our property.  Depending on the level in which our coal mining operations and natural resource development activities increase, we may need to hire employees to assist our managing member or engineers in connection with the initial permitting of the Buckhorn Property, as the needs arise.  We anticipate that any such employees would be hired on a part-time or contract basis or such services will be provided by coal mining companies as part of the lease process.

Properties

Our corporate headquarters is located at 380 Barbourville Road, London, Kentucky. The London, Kentucky office space consists of approximately 2,000 square feet.  We occupy this facility under a verbal agreement provided by our managing member on a rent-free basis.  We believe that our existing facilities are adequate for our current and reasonably anticipated future needs.

In addition, Buckhorn holds title to approximately 10,000 acres of land in Perry and Leslie counties.  As set forth under “Legal Proceedings” below Buckhorn was sued and has counterclaimed in a title dispute over approximately an additional 700 acres of land for which it claims ownership, As set forth in the Deeds filed herewith as Exhibits 10.1 and 10.2, respectively, the grantor of the Buckhorn Property reserved a $.30 per ton royalty for all coal mined by any party from the Buckhorn Property.

The grantor also retained all rights to the oil, gas, and minerals underlying the Buckhorn Property.  However, on March 31, 2008, CSI entered into an Option Oil, Gas and Mineral Agreement (the “Option Agreement”) with Eastern Kentucky Land Corporation, a Kentucky corporation (“EK”), which provides that the Company shall have until October 1, 2008 (the “Option Period”) to close the Oil, Gas and Mineral Agreement, attached as Exhibit A to the Option Agreement (the “Rights Agreement”), as disclosed in CSI’s Current Report on Form 8-K, filed with the SEC on April 2, 2008. Under the Rights Agreement, CSI shall acquire all right, title and interest in the oil, gas and other minerals, except for the $0.30 per ton coal rights retained by the grantor as described in the above paragraph.   The Option Agreement extended the time to close on the Rights Agreement to allow for CSI’s performance of due diligence activities in connection with the purchase of the oil, gas and mineral rights on the Buckhorn Property, while allowing CSI to retain the agreed upon financial and other terms existing under the Rights Agreement.  However, CSI may exercise the option to close the Rights Agreement at any time during the six month Option Period.

Buckhorn management anticipates mining activities and receipt of royalties to commence in calendar year 2009.  Management believes, based on its knowledge of the industry, that given current prices for this quality of coal, royalty rates are typically ten percent or approximately $10 per ton.  Based on CSI’s 50% ownership of Buckhorn, CSI will receive 50% of all royalties received by Buckhorn.  One managing member of Buckhorn has considerable experience in engineering, development and monitoring coal mining on a number of projects, including award winning reclamation projects. Other members of Buckhorn also have considerable experience in timber harvest and natural gas/oil drilling and all aspects of project planning and permitting required to assist CSI in developing a model production site, with profitable energy development.

The reclamation process, following mining of the coal on the Buckhorn Property, is expected to enhance and benefit the planned organic farming operations through the development of an estimated $1,000 per acre in infrastructure on the Buckhorn Property. The coal mining reclamation efforts will develop pastures of specific sizes, good roads to pastures and to approximately 400 natural gas/oil well drilling sites, ponds and watering sites throughout the property, reshape steep relatively inaccessible slopes to gentle slopes by lowering the peaks and filling the hollows, and seeding the pastures with Company selected species and varieties to maximize production.  The permits filed are specific and the reclamation performance will be bonded.

Harvest of timber resources on the Buckhorn Property is expected to provide additional revenues and materials to build fences and other facilities to benefit planned organic production operations. The reclamation program will include re-establishing trees in certain areas around pastures to provide shade and wind breaks for domestic animals and shelter for wildlife. The property is expected to have enhanced beauty, utility and productivity when fully developed and serve as a model organic production unit for CSI.

Legal Proceedings

Begley Properties, LLC v. Buckhorn Resources, LLC, Leslie Circuit Court Case No. 05-CI-00275.  Begley Properties, LLC (hereinafter, “Begley”) filed an action against Buckhorn Resources, LLC (hereinafter, “Buckhorn”) in the Leslie Circuit Court on September 29, 2005. The Complaint is an action to quiet title to certain parcels of property located in Leslie and Perry Counties in Kentucky.  Most recently, Begley Properties filed a motion for summary judgment in this case. Buckhorn has filed a response to Begley’s Motion for Summary Judgment, a Motion to Strike the Motion for Summary Judgment and a Statement of Disputed Facts. Begley’s motion is before the court for a ruling. It is unknown when the judge will make a ruling on the motion for summary judgment. Further, the likelihood of an unfavorable outcome in this matter is impossible to determine. The amount of loss Buckhorn would suffer in the event of an unfavorable outcome is unknown and cannot reasonably estimated at this time.

Market Price of and Dividends on Buckhorn’s Equity and Related Stockholder Matters

There is currently no public trading market for Buckhorn Resources, LLC membership units and we are not aware of any market activity in our membership units since inception on September 15, 2004.  Further, Buckhorn does not anticipate that a trading market will develop. The membership units are subject to transfer restrictions under Buckhorn's Amended and Restated Operating Agreement, dated as of May 20, 2008 and filed herewith as Exhibit 4.1 (the “Operating Agreement”) and are not freely transferable.  As of June 1, 2008, one hundred percent of the membership units were issued and outstanding to the five (5) membership unit holders of record listed in the “Security Ownership of Certain Beneficial Owners and Management of Buckhorn Resources LLC” table, below.  Although there is no indication that Buckhorn’s management and/or unitholders presently intend to sell, the aforementioned membership units are available for re-sale under Rule 144 promulgated under the Securities Act of 1933, as amended, provided the applicable conditions thereunder are satisfied and subject to the terms and restrictions on transfer in the Operating Agreement.

The Operating Agreement requires that Buckhorn allocate its net profits and losses (Including profits and losses attributable to the sale or other disposition of all or any portion of the Company’s property) among the Members based on their ownership percentages (as listed in Schedule A to the Operating Agreement) or in accordance with their capital accounts, which remain subject to change in accordance with the Operating Agreement.  The terms “net profits” and “net losses,” as used herein, shall mean the net amount of Buckhorn’s profits and losses, respectively, as determined for federal income tax purposes, and shall also include each Member’s share of income, expenditures, any expenditures which are not deducted or amortized, basis adjustments, and losses not deductible, in each case under the applicable sections of the Code as provided in the Operating Agreement.  Buckhorn’s profits and losses shall be allocated to the Members in accordance with the portion of the year during which the Members have held their respective interests.  All items of income and loss shall be considered to have been earned ratably over the fiscal year of the Company, except that gains and losses arising from the disposition of assets shall be taken into account as of the date thereof.  From time to time, but not less often than quarterly, each Member’s share of profits, losses and distributions shall be credited or charged, as the case may be, to such Member’s. capital account.

Buckhorn has not paid any dividends or distributions since its inception, and presently anticipates that it will not declare dividends or distributions in the foreseeable future. Any future dividends or distribution will be subject to the discretion of Buckhorn’s managing members and will depend upon, among other things, its future earnings, operating and financial condition, capital requirements and general business conditions and other pertinent facts.

Buckhorn does not currently have an equity compensation plan.

Recent Sales of Unregistered Securities of Buckhorn Resources, LLC

On or about September 15, 2004, Buckhorn issued membership units to its four (4) members representing one hundred percent (100%) of its issued and outstanding membership units as consideration for $1,000,000 in aggregate capital contributions.  Both of the offering and the sale of the membership units was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereunder. No placement agent or underwriter was used in connection with either the offering or the sale of the membership units and there is no commission, finder's fee or other compensation due or owing to any party as a result of the transactions described herein.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Results of Operations For the Years ended December 31, 2007 and 2006

Revenues.  Buckhorn did not have any business operations or revenues during the years ended December 31, 2007 and 2006.  Buckhorn expects that its initial revenues will be derived from coal royalties or other energy revenues from our land acquisitions prior to such properties being reclaimed for organic farming beginning in 2009.

Operating expenses. Buckhorn has incurred general and administrative expenses of $15 for the year ended December 31, 2007, compared to $10,063 for the year ended December 31, 2006.  Buckhorn also incurred $44,094 of professional fees in 2007 compared to $51,198 in 2006.  These expenses are comprised primarily of legal fees and other fees and expenses incurred in maintaining Buckhorn’s land acquisitions and holdings.  Buckhorn expects its operating expenses in 2008 to increase as it prepares its real estate holdings for development.

Net loss. Net loss was $44,109 for the year ended December 31, 2007, compared to $61,261 for the year ended December 31, 2006.

Material Changes in Financial Condition, Liquidity and Capital Resources as of December 31, 2007

Buckhorn had cash of $329, no restricted cash and a working capital deficit of $55,406 at December 31, 2007.  The working capital deficit reflects the increase in accounts payable and accrued expenses.

Net cash provided by operating activities was $3,244 for the year ended December 31, 2007, compared to cash used of $52,879 for 2006.  This increase was fully attributable to the net loss of $44,109 for the year ended December 31, 2007, being smaller than the net loss of $61,261 for the year ended December 31, 2006, and was offset by an increase in accounts payable and accrued expenses of $47,353 during the year ended December 31, 2007.

Net cash was used in investing activities of $37,760 (compared to cash used of $17,284 for 2006), was primarily used in connection with land development and improvements.

Net cash provided by financing activities was $34,588 (compared to cash provided of $26,310 for 2006), representing members’ equity contributions.

As a result of the foregoing, Buckhorn had a net increase in cash of $72 for the year ended December 31, 2007, as compared with a decrease in cash of $43,853 for the year ended December 31, 2006.

Buckhorn had an accumulated deficit of $155,825 as of December 31, 2007.  Buckhorn also has limited liquidity and has not established a stabilized source of revenues sufficient to cover operating costs over an extended period of time.  These factors raise substantial doubt about Buckhorn's ability to continue as a going concern.  Buckhorn’s independent registered public accounting firm has included an explanatory paragraph expressing doubt about its ability to continue as a going concern in their audit report for the year ended December 31, 2007.

Buckhorn’s future liquidity and cash requirements will depend on a wide range of factors, including the acquisition of operating businesses and/or revenues derived from the development of energy resources on land acquired for organic farming.  This was the reason for the sale of a 50% interest in Buckhorn to CSI on May 20, 2008.  In particular, Buckhorn expects to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to Buckhorn, management believes that such financing would likely be available on acceptable terms.

Results of Operations For the Three Month Period Ended March 31, 2008, As Compared to the Three Month Period Ended March 31, 2007

Revenues.  Buckhorn did not have any revenues during the three months ended March 31, 2008 nor in the three months ended March 31, 2007.  Buckhorn expects that its initial revenues will be derived from coal royalties or other energy revenues resulting from the sale of a 50% interest in Buckhorn to CSI on May 20, 2008.  Buckhorn expects that its land will subsequently be reclaimed for organic farming beginning in 2009.

Operating expenses. Total general and administrative expenses for the first quarter of 2008 were $15, compared to $15 for the comparable period of 2007.  Buckhorn also incurred $6,519 of professional fees in 2008 compared to $24,878 in the comparable period of 2007.  These expenses are comprised primarily of legal fees and other fees and expenses incurred in maintaining Buckhorn’s land acquisitions and holdings. Buckhorn expects its operating expenses in 2008 to increase as it prepares its real estate holdings for development.

Net loss. Net loss was $6,534 for the quarter ended March 31, 2008 compared to $24,893 for the quarter ended March 31, 2007.

Material Changes in Financial Condition, Liquidity and Capital Resources as of March 31, 2008

Buckhorn had cash of $314, no restricted cash and a working capital deficit of $61,940 at March 31, 2008.  The working capital deficit reflects the increase in accounts payable and accrued expenses.

Net cash used in operating activities was $15 for the quarter ended March 31, 2008 (compared to cash used of $24,893 for 2007). The net loss of $6,534 for the quarter ended March 31, 2008, was reduced from $24,893 during the comparable period of 2007, and offset by an increase in accounts payable and accrued expenses of $6,519.

Net cash used in investing activities was zero in the quarters ended March 31, 2008 and 2007.  In 2006, net cash of $1,028,173, was used in connection with land development and improvements.

Net cash provided by financing activities was $-0- during the quarter ended March 31, 2008, as compared to cash provided of $28,085 for 2007, representing members’ equity contributions.

As a result of the foregoing, Buckhorn had a net decrease in cash of $15 for the quarter ended March 31, 2008.

Buckhorn had an accumulated deficit of $162,359 as of March 31, 2008.  Buckhorn also has limited liquidity and has not established a stabilized source of revenues sufficient to cover operating costs over an extended period of time.  These factors raise substantial doubt about Buckhorn's ability to continue as a going concern.

Buckhorn ’s future liquidity and cash requirements will depend on a wide range of factors, including the acquisition of operating businesses and/or revenues derived from the development of energy resources on land acquired for organic farming.  In particular, Buckhorn expects to raise capital or seek additional financing. While there can be no assurance that such raising of capital or seeking of additional financing would be available in amounts and on terms acceptable to Buckhorn, management believes that such financing would likely be available on acceptable terms.

Buckhorn has no off-balance sheet transactions.

Security Ownership of Certain Beneficial Owners and Management of Buckhorn Resources LLC

The following table sets forth information regarding the beneficial ownership of one hundred (100%) of all issued and outstanding Buckhorn membership units as of June 1, 2008.  Unless otherwise indicated, Buckhorn believes that all persons named in the table have sole voting and investment power with respect to all units beneficially owned by them.  There are currently no agreements that may result in a change of control, other than the recent acquisition by CSI of a 50% interest in Buckhorn.  Membership units were not certificated and are based on the respective Member’s capital contributions and ownership percentages as set forth on Schedule A to the Amended and Restated Operating Agreement of Buckhorn.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)
Pat E. Mitchell (3)	12.5%
Howard Prevette (3)	12.5%
William Dale Harris (3)	12.5%
Billy David Altizer (3)	12.5%
Consolidation Services, Inc.(4)	50%
Total	100%

(1)

Unless otherwise noted, the business address of each of the individuals is c/o Buckhorn Resources, LLC, 380 Barbourville Rd., London, Kentucky 40744.

(2)

Ownership percentages are based on the amount of capital contributions made to Buckhorn and represent one hundred percent of the issued and outstanding membership units of Buckhorn, following CSI’s acquisition of a fifty (50%) percent ownership interest in Buckhorn on May 20, 2008.

(3)

These were the four (4) initial members of Buckhorn Resources, LLC.  Prior to the recent CSI acquisition of a 50% interest, such members each had a 25% ownership interest in Buckhorn Resources, LLC.

(4)

The address of the membership unit holder is 2756 N. Green Valley Parkway, Suite 225, Henderson, NV 89014.

Management of Buckhorn Resources LLC

The following table provides information concerning the managing member(s) of Buckhorn. All managing members hold office until the resignation, death or judicial adjudication of incompetence in accordance with Buckhorn’s Bylaws.

Names	Age	Position
Billy David Altizer	53	Managing Member
Johnny R. Thomas	66	Managing Member

Billy David Altizer.  Billy David Altizer has been a managing member and the General Manager of Buckhorn Resources, LLC since inception on September 15, 2004.  He is currently one of two managing members following the appointment of Johnny R. Thomas as a managing member as of June 1, 2008.  For more than the past five years, Mr. Altizer has owned and managed an engineering consulting and surveying company and holds professional qualifications as Licensed/Registered Professional Engineer in Kentucky and Tennessee and as a Licensed Professional Surveyor in Kentucky.  In addition, Mr. Altizer serves as Managing Member and General Manager for two coal property development companies operating in Lee and Owsley Counties, Kentucky. Mr. Altizer received his Bachelor of Science Engineering of Mines and graduated cum laude from West Virginia University in 1979.  After graduating from West Virginia University, he worked as the manager of engineering for two coal companies.  Mr. Altizer was also in the United States Air Force Academy from 1973-1975.  Mr. Altizer serves on the board of directors for two non-profit organizations, Christ Church for the Blind and The Bennett Center.  Mr. Altizer has not been involved in any legal proceedings (including bankruptcies, criminal proceedings, prohibitions, regulatory actions, removal of licenses or other similar actions) within the past five years.

Johnny R. Thomas was appointed managing member of Buckhorn as of June 1, 2008, in connection with CSI’s purchase of its ownership interest in Buckhorn.  Mr. Thomas has served as Chairman of the Board, Chief Executive Officer and President of CSI since its inception on January 26, 2007. For more than the past five years, Dr. Thomas has been self employed as an investor in securities, real estate and limited custom home development. Since January 2000, Dr. Thomas has been a managing member of Falcon Financial Group, LLC, financial consultants. Prior thereto, he was a founder and served as Chairman of the Board and CEO of AgriBioTech, Inc. from September 1993 until February 1999. AgriBioTech and several of its subsidiaries filed a voluntary petition for bankruptcy in January 2000 (and was subsequently liquidated in Chapter 7), approximately eleven months following Dr. Thomas’s departure from the company.  Dr. Thomas received his Ph.D. in genetics/plant breeding from Oregon State University in 1966.

Buckhorn utilizes the independent standards as are defined in Rule 4200(a)(15) of the listing standards for the Nasdaq Stock Market.  Mr. Altizer and Mr. Thomas, our two Managing Members, respectively, are not considered “independent” under such criteria.  Buckhorn does not utilize any other definition or criteria for determining the independence of a Managing Member or nominee, and no other transactions, relationships, or other arrangements exist to Buckhorn’s knowledge or were considered by Buckhorn, other than as may be discussed herein, in determining any such Managing Member’s or nominee’s independence.

Executive Compensation

The following table shows information concerning all compensation paid for services to Buckhorn in all capacities as of December 31, 2007:

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Award(s) ($)	Non Equity Incentive Plan Compensation ($)	Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Billy David Altizer, Managing Member (1)	2007	$-0-	$ -0-	$ -0-	$0	$ -0-	$ -0-	$37,760(2)	$37,760

(1)

Served as a Managing Member and General Manager from September 15, 2004 (inception) through present.

(2)

Compensation received for surveying services provided by A&L Surveying, LLC, a Kentucky limited liability company which includes $5,889 credited as additional paid-in-capital on behalf of Mr. Altizer, $16,133 paid in 2007, and an additional $15,758 accrued as of December 31, 2007 and paid in 2008.

Certain Relationships and Related Transactions

In the fiscal years ended December 31, 2007 and 2006, as well as during fiscal year 2008, Buckhorn made payments to A & L Surveying, LLC (“A&L”), a Kentucky limited liability company owned by Billy David Altizer (a managing member of Buckhorn Resources, LLC, and a professional engineer and surveyor) in exchange for A&L’s performing surveying services for Buckhorn.

•

During the fiscal year ended December 31, 2006, A & L billed $4,309, which was credited as additional paid-in-capital for Mr. Altizer.  In addition, Buckhorn paid $12,975 in cash to A & L.

•

During the fiscal year ended December 31, 2007, A & L billed $5,889 which was credited as additional paid-in-capital for Mr. Altizer. In addition, Buckhorn paid $16,113 in cash to A & L.  At the closing of the transaction between CSI and Buckhorn, A&L was paid an additional $15,758 in order to settle an outstanding account payable from the fiscal year 2007.

•

As a result of the condition to the Buckhorn transaction with CSI that all outstanding debt of Buckhorn be repaid at the time of closing, the Members from prior to such transaction contributed an additional aggregate amount of $128,592 in capital contributions to their capital accounts.

Mr. Altizer will supervise the initial permitting of the Buckhorn Property for coal mining and other energy related purposes, subject to the hiring of additional engineers as the needs may arise.

Description of Securities

Since Buckhorn is not registering its membership units, this disclosure is not applicable with respect to its securities.

Indemnification of Managing Members and Control Persons

Article VIII of Buckhorn’s Articles of Organization provides that:

Except as otherwise provided by Kentucky Law, no member, manager, agent or employee of the limited liability company shall be personally liable for the debts, obligations, or liabilities of the limited liability company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other member, manager, agent or employee of the limited liability company.

Section 2.5 of Buckhorn’s Operating Agreement provides that:

In carrying out their duties hereunder, the Managers shall not be liable to the Company nor to any Members for their good faith actions or failure to act, nor for any errors of judgment, nor for any act or omission believed in good faith to be within the scope of authority conferred by this Agreement, but only for their own willful or fraudulent misconduct in the performance of their obligations under this Agreement, or for gross negligence or willful breach of their fiduciary duties under this Agreement. The receipt of advice of counsel that certain acts and omissions are within the scope of authority conferred by this Agreement shall be conclusive evidence of good faith; however, good faith may be determined without obtaining such legal advice.

The Company does hereby indemnify and hold harmless the Managers and their agents, officers and employees as to third parties against and from any personal loss, liability, or damages suffered as a result of any act or omission which the Managers believed, in good faith, to be within the scope of authority conferred by this Agreement, except for willful or fraudulent misconduct, gross negligence or willful breach of fiduciary duties, but not in excess of the capital contributions of all Members. Notwithstanding the foregoing, the Company’s indemnification of the Managers and their agents, officers’ and employees as to a third party is only with respect to such loss, liability or damages which is not otherwise compensated for by insurance carried for the benefit of the Company.  Insurance coverage for public liability, and all other insurance deemed necessary or appropriate by the Managers to the business of the Company, shall be carried in. such amounts and of such types as shall be determined by the Managers, subject to Article 2.4(A).

The Kentucky Revised Statutes Section 275.150, in pertinent part, provides the following:

275.150  Immunity from personal liability.

(1)

Except as provided in subsection (2) of this section or as otherwise specifically set forth in other sections in this chapter, no member, manager, employee, or agent of a limited liability company, including a professional limited liability company, shall be personally liable by reason of being a member, manager, employee, or agent of the limited liability company, under a judgment, decree, or order of a court, agency, or tribunal of any type, or in any other manner, in this or any other state, or on any other basis, for a debt, obligation, or liability of the limited liability company, whether arising in contract, tort, or otherwise. The status of a person as a member, manager, employee, or agent of a limited liability company, including a professional limited liability company, shall not subject the person to personal liability for the acts or omissions, including any negligence, wrongful act, or actionable misconduct, of any other member, manager, agent, or employee of the limited liability company.

(2)

Notwithstanding the provisions of subsection (1) of this section, under a written operating agreement or under another written agreement, a member or manager may agree to be obligated personally for any of the debts, obligations, and liabilities of the limited liability company.

The Kentucky Revised Statutes Section 275.170, in pertinent part, provides the following:

275.170 Liability of management for certain conduct -- Member’s duties as member in managed limited liability company.

Unless otherwise provided in a written operating agreement:

(1)

A member or manager shall not be liable, responsible, or accountable in damages or otherwise to the limited liability company or the members of the limited liability company for any action taken or failure to act on behalf of the limited liability company unless the act or omission constitutes wanton or reckless misconduct.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Buckhorn has not engaged or utilized the services of an independent public accounting firm.  CSI engaged its auditors to audit Buckhorn’s financial statements.

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this current report on Form 8-K concerning the financial statements and supplementary data of Buckhorn and CSI, which is incorporated herein by reference.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The disclosures made in Item 2.01 of this Current Report are incorporated herein by reference.

On May 20, 2008, the Company issued 1,093,750 shares of its restricted common stock, par value $.001 per share (the “Shares”) to the three designees of the owners of Buckhorn.  The Shares were valued at $1.92 per share and were issued as payment of $2,100,000 in stock consideration pursuant to the terms of the above described Property Agreement.

Both of the offering and the sale of the Shares was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereunder. No placement agent or underwriter was used in connection with either the offering or the sale of the Shares and there is no commission, finder's fee or other compensation due or owing to any party as a result of the transactions described herein.

The securities issued in connection with the above described transaction have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This Current Report is not being used for the purpose of conditioning the market in the United States for any of the securities offered or sold.

ITEM 5.06 CHANGE IN SHELL COMPANY STATUS

The disclosures in Item 2.01 and 8.01 and are incorporated herein by reference.

As the time we filed our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on March 27, 2008, as recently amended by our Form 10-K/A, filed with the Commission on June 6, 2008, and despite our business strategy and our land acquisition of 250 acres in November of 2007, as previously reported in the Company’s quarterly report on Form 10-QSB filed with the Commission on November 19, 2007 and which is incorporated herein by reference, we were a “shell company” within the meaning of Rule 12b-2 under the Exchange Act because we had no or nominal operations; and either no or nominal assets, assets consisting solely of cash and cash equivalents or assets consisting of cash and nominal other assets. However, as a result of the Company’s acquisition (the “Buckhorn Transaction”) of a 50% equity interest in Buckhorn, which holds title to Buckhorn Property having a net value of over $1 million, based on the Buckhorn audited financial statements for the year ended December 31, 2007, in addition to natural resources, as more fully described in the Company’s Current Report on Form 8-K, filed with the Commission on May 27, 2008, such transaction has caused CSI to cease to be a shell company as given the value of the Buckhorn Property, in combination with the Company's land acquisition program, which thus far includes, among other things: (i) the Company’s land acquisition of approximately 250 acres in Eastern Kentucky; (ii) its option to purchase approximately 1,000 acres of land in Owsley County and have the same developed by third party coal mining operators; and (iii) our options to purchase oil and gas rights, and (iv) rights to receive royalties on coal mining leases and operations on various Eastern Kentucky properties, as is more fully described below, we now have significantly more than nominal assets and/or nominal operations.

Eastern Kentucky was selected for the Company’s land acquisition program because, in addition to its ability to serve as an organic food production asset, the land in that region is believed to have commercially viable energy resources. Management is moving forward in its plan to develop some of its currently owned land assets as a long term profit center, in addition to exercising its ability to purchase other land assets, while the organic production capabilities are being developed.  In addition to the Buckhorn Transaction, and in furtherance of the Company’s strategy of growth by land acquisitions, the Company has entered into and/or completed the following transactions:

•

On November 8, 2007, the Company closed on the purchase of approximately 250 acres of land in Kentucky, as previously reported in the Company’s quarterly report on Form 10-QSB filed with the Commission on November 19, 2007 and which Deeds are incorporated by reference herewith as Exhibits 10.6 through 10.8.  The Company plans to harvest limited timber as it prepares the land for organic certification and farming. Total closing costs were $185,101, including $8,750 paid to Sitter Drilling LLC, an unaffiliated party, as a finders/negotiation fee.  The Company may also exploit natural gas and/or coal underlying its properties, however, we need to do core drilling so we can determine the quality of such natural resources prior to determining whether mining the land would be cost beneficial.

•

On January 8, 2008, the Company entered into an Agreement to Assign Real Estate Purchase Option (the “Option Agreement”) to acquire approximately 1,000 acres of land in Eastern Kentucky for $1 million (the “Owsley Transaction”), as more fully described in the Company’s Current Report on Form 8-K, filed with the Commission on January 14, 2008 and which agreement is filed herewith as Exhibit 10.3.  The Option Purchase Agreement simultaneously provides for the Company to enter into the Project Development Plan, which is filed herewith as Exhibit 10.4, with an experienced energy and timber development group, AMS Development, LLC (the “Development Group"). The Company has paid an initial deposit of $100,000, which shall go towards obtaining permits and preparing reclamation plans, and will pay the Development Group an additional $400,000 plus fifty (50%) percent of the coal royalty revenues (net of the $.30 per ton coal rights retained by the grantor).  The Development Group shall provide the engineering, consulting and administrative services necessary to develop the property, contract for coal mining, conduct surface coal mining operations to recover the mineable and merchantable reserves, as well as oversee the reclamation process.  As of June 13, 2008, the full initial deposit in the amount of $100,000 has been released from escrow, including $13,000 towards obtaining a coal mining permit application and $10,000 in order to extend the Option Purchase Agreement. The Company paid an additional $10,000 on June 13, 2008 to extend the Option Agreement through August 15, 2008, pursuant to the Option Extension Agreement, as described in Item 8.01 below.

•

Effective March 31, 2008, pursuant to the Option Oil, Gas and Mineral Agreement (the “Option Agreement”) with Eastern Kentucky Land Corporation, a Kentucky corporation (“EK”), as more fully described in the Company’s Current Report on Form 8-K, filed with the Commission on April 2, 2008, and which agreement is incorporated by reference herewith as Exhibit 10.5, CSI has the ability to acquire all right, title and interest in the oil, gas and other minerals under the Buckhorn Property, except for the $.30 per ton coal rights retained by EK.  The total consideration consists of: (i) payment of $200,000 in cash at the closing; and (ii) $800,000 through the issuance of 415,584 shares of unregistered common stock of CSI at closing (the “Shares”), at a price of $1.925 per share, which is based on the average closing price of CSI common stock for the ten day trading period ending March 20, 2008, as reported on the OTCBB.

Management expects to continue acquiring land in 2008 and 2009, all of which is intended to ultimately be used in the production of organic and/or natural grass fed products.  Management intends to phase the land into organic production over a ten-year period, commencing in 2009, as coal is mined and infrastructure is built.  The cash flow from energy development in connection with such land acquisitions is projected to help finance the Company’s organic strategy on a long-term basis.

The acquisition of a majority interest in Buckhorn in connection with the Buckhorn Transaction did not result in a change in control or management of the Company and we are not aware of any arrangements at the present time that may cause a change in control over the Company.

ITEM 8.01  OTHER EVENTS

The disclosures in Item 5.06 are incorporated herein by reference.

On June 13, 2008, the Company entered into an Extension of Real Estate Option to Purchase Agreement (the “Option Extension Agreement”), filed herewith as Exhibit 10.9, providing for the payment of $10,000 to extend through August 15, 2008 the Agreement to Assign Real Estate Purchase Option to acquire approximately 1,000 acres of land in Eastern Kentucky (the “Owsley Land”) for $1 million (the “Option Agreement”), as more fully described in the Company’s Current Report on Form 8-K, filed with the Commission on January 14, 2008.  In connection with the Option Extension Agreement, the parties also agreed upon a payment schedule regarding the purchase price of $1,000,000 as follows: $250,000 on the closing date, $150,000 on July 15, 2008, $100,000 on August 15, 2008, and $500,000 on October 15, 2008, with the proviso that if the closing does not occur until August 15, 2008, the amounts due up to and including such date will be aggregated and due on such closing date.  The Company will purchase the Owsley Land in fee simple by a deed of general warranties at closing.  The Company will provide the seller with a promissory note and mortgage for the remaining balance of the purchase price, which shall be $750,000 if closed before July 15, 2008, and which shall decrease based on the corresponding cash component of the purchase price that is paid in accordance with the aforementioned payment schedule.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(A)  FINANCIAL  STATEMENTS  OF  BUSINESS  ACQUIRED

(i) The audited balance sheet of Buckhorn Resources LLC as of December 31, 2007 and December 31, 2006, and the related statements of operations, stockholders' equity and  cash  flows  for  the  years  ended December 31, 2007 and 2006.(1)

(ii) The unaudited balance sheet of Buckhorn Resources LLC as of March 31, 2008, and the related statements of operations, stockholders' equity and cash  flows for the three months  ended March 31, 2008 and March 31, 2007.(1)

(B)  PRO FORMA FINANCIAL INFORMATION

(i) The unaudited pro forma combined balance  sheet  as  of  December  31,  2007 and the unaudited pro forma combined statement of operations for the year ended December 31, 2007 for Consolidation Services, Inc.(1)

(ii) The unaudited pro forma combined balance  sheet  as  of  March 31, 2008 and the unaudited pro forma combined statement of operations for the three months ended March 31, 2008 for Consolidation Services, Inc.(1)

(D)  EXHIBITS

2.1	Property Agreement, dated March 27, 2008, between the Company and Billy David Altizer, Pat E. Mitchell, Howard Prevette, William Dale Harris and Buckhorn Resources LLC(2)
*3.1	Articles of Organization of Buckhorn Resources, LLC
*4.1	Amended and Restated Operating Agreement of Buckhorn Resources, LLC, dated May 20, 2008.
*10.1	Deed of Conveyance, between East Kentucky Land Corporation and Buckhorn Resources, LLC, dated January 6, 2005.
*10.2	Deed of Correction, between East Kentucky Land Corporation and Buckhorn Resources, LLC, dated October 19, 2005.
*10.3	Agreement to Assign Real Estate Purchase Option, dated January 8, 2008.
*10.4	Project Development Plan, Exhibit “E” to the Agreement to Assign Real Estate Purchase Option, dated January 8, 2008.
10.5

Option Oil, Gas and Mineral Agreement, dated March 31, 2008, by and among Consolidation Services, Inc. and Eastern Kentucky Land Corporation (the “Option Agreement”), with the Oil, Gas and Mineral Agreement, dated March 29, 2008, by and among Consolidation Services, Inc. and Eastern Kentucky Land Corporation (the “Rights Agreement”), attached as Exhibit A to the Option Agreement.(3)

10.6	Deed of Conveyance dated November 8, 2007, by and between the Company and Anna Jett for real property in Breathitt County, Kentucky.(4)

10.7	Deed of Conveyance dated November 8, 2007, by and between the Company and Anna Jett for mineral interests in Breathitt County, Kentucky.(4)
10.8	Deed of Conveyance dated November 8, 2007, by and between the Company and Sutter Drilling LLC for an undivided interest in oil and gas interests in Breathitt, County, Kentucky.(4)
*10.9	Extension of Real Estate Option to Purchase Agreement, dated June 13, 2008, between the Company and Larry Bruce Herald.
*21.1	Subsidiaries of the Registrant.
99.1	Press Release dated May 21, 2008.(1)

_________________

* Filed herewith.

(1) Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed with the Commission on May 27, 2008.

(2) Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed with the Commission on March 31, 2008.

(3) Incorporated herein by reference to the Company’s Current Report on Form 8-K, filed with the Commission on April 2, 2008

(4) Incorporated herein by reference to the Company’s quarterly report on Form 10-QSB, filed with the Commission on November 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOLIDATION SERVICES, INC.

Dated: June 30, 2008	By: /s/ Johnny R. Thomas
Name: Johnny R. Thomas
Title: Chief Executive Officer and President

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